EXHIBIT 21

LIST OF SUBSIDIARIES OF MEDIA SCIENCES INTERNATIONAL, INC.

This list is prepared as of June 30, 2003:

Name of Subsidiary                                     State of Inc.

Media Sciences, Inc.                                   New Jersey
    wholly owned

Cadapult Graphic Systems, Inc.                New Jersey
    wholly owned